                                                                    Exhibit 99.2
                                     WGFK

                              September 17, 2001

VIA FACSIMILE (410) 528-5650

The Special Committee
of the Board of Directors
G&L Realty Corp.
c/o Sharon A. Kroupa, Esq.
Ballard Spohr Andrews & Ingersoll. LLP
300 East Lombard Street, Suite 1900
Baltimore, Maryland 21202-3268

   Re: Offer to Purchase G&L Realty Corp.
       ----------------------------------

Gentlemen:

     On behalf of Lyle Weisman, Asber Gottesman, Len Fisch and Igor Korbatov (collectively, "WGFK"), the undersigned acknowledges receipt of your letter dated September 7, 2001.

     From the outset of our expressed intent, by letter dated June 5, 2001, to acquire G&L Realty Corp. (the "Company"), WGFK has sought the approval of the Special Committee of the Board of Directors (the "Special Committee") to acquire, via merger, 100% of the Company. In subsequent amendments to our offer, by letters dated June 22, 2001, July 6, 2001, July 30, 2001, August 21, 2001 and September 5, 2001, that intent has not changed.

     The most recent offer, delivered to the Special Committee for approval, included our willingness to deposit the $2.5 million which the Special Committee requested from WGFK, and involved a purchase price of $15.50 per share that was not subject to due diligence or to a financing contingency.

     We strongly disagree with any report by Houlihan Lokey Howard & Zukin ("Houlihan") that purports to support the fairness-from any standpoint-of a merger based on $12.00 per share offered by the controlling shareholders. In fact, as our prior correspondence indicates, we firmly

The Special Committee
c/o Sharon A. Kroupa, Esq.
September 17, 2001
Page 2

believe that the underlying values per common share are higher-and are likely to be very much higher. Your advice to us that Messrs. Gottlieb and Lebowitz will not sell their shares to us confirms our belief that they concur with our views of underlying values being worth substantially more than $15.50 per share.

     It may be that a disinterested person, looking at the record of our attempts to buy the Company, would conclude that the Special Committee has been established as a kind of gatekeeper to prevent entry of outsiders from spoiling the materially inadequate $12.00 per share cash offer made by the controlling shareholders. WGFK would prefer to believe that it is the goal of the Special Committee to maximize value for all of the Company's shareholders. In furtherance of that belief, we are restating below our offer to buy all of the
Company:


                      OFFER TO BUY ALL OF G&L REALTY CORP
                      ----------------------------------

We ask that the Special Committee indicate its acceptance of either Proposal A or Proposal B, as detailed below.

Proposal A - Cash-Out Merger at $15.50 per share
------------------------------------------------

     WGFK hereby offers to acquire all of the issued and outstanding Common Stock of the Company (the "Company Stock") to be effected via a cash-out merger, with an entity to be formed by WGFK, at a price of $15.50 per share of Company Stock. Unexercised but vested options would be purchased for a cash price equal to the difference between $15.50 and the exercise price per share of such options, less required withholding of taxes. The merged entity will succeed to all rights of the Company, and will assume all of the Company's disclosed obligations associated with outstanding shares of Preferred Stock and the Company's indebtedness.

     Due Diligence Waiver. We have waived due diligence as a pre-condition to
     --------------------
any transaction at $15.50 per share.

     Good Faith Deposit. WGFK shall deliver into an interest-bearing trust
     ------------------
account of your counsel, Ballard Spahr Andrews & Ingersoll, LLP, a cashier's check in the amount of $750,000 (the "Initial Deposit") within two (2) business days after the Special Committee accepts our offer. No later than three (3) business days following execution of a definitive agreement between the Company and WGFK (the "Acquisition Agreement"), WGFK will increase the Good Faith Deposit by $1,750,000, for a total of $2,500,000, to be credited towards the purchase price of the Company Stock (together with the Initial Deposit, the "Good Faith Deposit"). We expect that the Acquisition Agreement would in all substantive respects be similar to the Merger

The Special Committee
c/o Sharon A. Kroupa, Esq.
September 17, 2001
Page 3

Agreement executed by the Company with Messrs. Gottlieb and Lebowitz. Should no transaction whereby holders of Company Stock receive aggregate consideration of at least $12.00 for each share they own (regardless of the originator of such transaction) close within twelve (12) calendar months from the date of the Acquisition Agreement the Good Faith Deposit shall become non-refundable to WGFK and be paid to the Company. The Special Committee ought therefore have no qualms as to the costs to shareholders in the event of a failed transaction.

     No Financing Contingency. The offer to buy the Company is not subject to
     ------------------------
any financing contingency.

     Other Matters. As is customary this offer is subject to the negotiation and
     -------------
execution of the Acquisition Agreement, and the termination of the merger agreement between the Company and the controlling shareholders. To eliminate concerns expressed by the Special Committee, termination of the merger agreement between the Company and the controlling shareholders may go into effect upon execution of the Acquisition Agreement. For the reasons presented in the prior paragraph, WGFK expect to be able to be in a position to finalize and sign the Acquisition Agreement within five business days after acceptance of this offer. WGFK expect that the Acquisition Agreement will contain provisions permitting the Board of Directors to furnish information to and engage in discussions with other persons or entities who may make unsolicited offers to acquire the Company or the Company's Assets at cash price; and terms that are superior to those offered by WGFK. The Acquisition Agreement will permit the Company's Board of Directors to terminate the Acquisition Agreement in order to accept an offer from a third party that is superior to the one contained in this letter. The termination fee payable to WGFK of $2,500,000 as previously offered by the Special Committee to WGFK acceptable.

Proposal B-Direct Offer to Shareholders to Purchase All Common Shares
---------------------------------------------------------------------

     If the Special Committee rejects Proposal A, then we ask that the Special Committee and the Board of Directors of the Company approve and recommend a direct offer from WGFK addressed to all common shareholders of the Company as follows:

     .    Purchase Price - $15.50 per share
          --------------

     .    Acquiring Party - a new entity to be formed by WGFK and principally
          ---------------
          owned by them;

     .    Timing - as soon as may be practicable, consistent with applicable
          ------
          corporate and securities laws and exchange regulations;

The Special Committee
c/o Sharon A. Kroups, Esq.
September 17, 2001
Page 4

     .  Maximum number of shares - 100% of issued and outstanding common stock,
        ------------------------

     .  Minimum number of shares - 40% of issued and outstanding common stock,
        ------------------------
        inclusive of shares owned by WGFK;

     .  Due Diligence - None; WGFK's offer to purchase all of the shares of
        -------------
        common stock from holders will not be conditioned on any due diligence requirement.

     .  Merger - If WGFK acquires more than 50% of outstanding shares as a
        ------
        result of this proposal, it will as soon thereafter seek to effect a cash-out merger between the acquiring entity and the Company upon the same terms and conditions. In that event WGFK will cause unexercised but vested options to be purchased for a cash price equal to the difference between $15.50 and the exercise price per share of such options, less required withholding of taxes;

     .  Merger Termination - the Merger Agreement between the Company and its
        ------------------
        controlling shareholders, Messrs, Gottlieb and Lebowitz, at $12.00 per share will be terminated;

     .  Cooperation - WGFK will receive the good faith cooperation of the Board
        -----------
        of Directors and the Board of Directors shall issue its favorable recommendation in support of the WGFK offer to shareholders of the Company.

     .  Delisting - the Company shall promptly, upon completion of the tender
        ---------
        offer, take such steps as may be necessary or appropriate for delisting the shares of common stock from trading; and

     .  Good Faith Deposit - Subject to the foregoing, the Good Faith Deposit
        ------------------
        will be non-refundable to WGFK as indicated above in connection with Proposal A, except that a transaction will be deemed to have occurred if WGFK achieved at least 40% minimum ownership.

     The offer set forth in this letter, in the form of either Proposal A or Proposal B, will expire at 5.00 p.m. Pacific Daylight Time on September 24, 2001, unless accepted, or mutually extended by that time. This offer may be accepted by executing a counterpart of this letter, and returning it to the undersigned prior to that date and time.

Additional Issues Raised by the Special Committee
-------------------------------------------------

     Under separate cover, we are forwarding to your counsel a summary of our business plan.

The Special Committee
c/o Sharon A. Kroupa, Esq.
September 17, 2001
Page 5

     In light of our statements above, WGFK would find continued concerns that shareholders will allegedly suffer if there is a failure to close a transaction to be troubling. In view of WGFK's willingness to commit to the Good Faith Deposit, as requested by the Special Committee, shareholders should be permitted to vote on or otherwise accept WGFK's offer in the form of either Proposal A or Proposal B. It is only rational for people to believe that shareholders will vote in favor of their economic best interests. On that basis and on the basis that the Company's available filings with the Securities and Exchange Commission are accurate and complete, WGFK is confident that they will be able to obtain more than 50% of the vote of the Company Stock. However, a fair reading of your most recent letters indicates that Messrs. Gottlieb and Lebowitz currently have agreements in place with persons holding more than 10% of the outstanding Company Stock. Inasmuch as those persons are not permitted to be "Continuing Shareholders" under the merger agreement, if there are such currently undisclosed economic arrangements with a select few shareholders and Messrs. Gottlieb and Lebowitz, then we again urgently request the Special Committee promptly to provide us with details of those arrangements so that WGFK may be able to address those specifies in support of our superior cash offer.

     Your letter reflects that we do not need the approval or consent of the Special Committee to conduct a tender offer. That has not been our understanding. We again request that the Company provide us with a waiver of the 8.0% limitation on ownership of Equity Stock.

     The undersigned has been authorized to execute this Sixth Amendment to Offer by each of the other persons constituting WGFK. If you have any questions, please do not hesitate to contact WGFK through its counsel at the following address and phone number.

                       Aaron A. Grunfeld Esq.
                       Resch Polster Alpert & Berger LLP
                       10390 Santa Monica Boulevard, 4th Floor
                       Los Angeles, California 90025-5058
                       Telephone (310) 277-8300
                       Facsimile (310) 552-3209


[Signatures only on next page.]

The Special Committee
c/o Sharon A. Kroupe, Esq.
September 17, 2001
Page 6


     We look forward to your prompt acceptance of this offer.

                                        Very truly yours,

                                        WGFK

                                        /s/ Igor Korbarov
                                        ----------------------------------
                                        By: Igor Korbarov



ACCEPTED Proposal ____ (indicate A or B):

On behalf of the Members of the
Board of Directors of the Company


By:____________________________________

     Its:______________________________

Date:__________________________________